Exhibit 99.1

Belden Announces Cash Tender Offer for Any and All of Its 5.5%

Senior Subordinated Notes Due 2022

June 27, 2017

ST. LOUIS – (BUSINESS WIRE) – Belden Inc. (NYSE: BDC) today announced that it has commenced a cash tender offer to purchase any and all of its outstanding 5.5% senior subordinated notes due 2022 (the “2022 Notes”). As of June 27, 2017, there was $700 million aggregate principal amount of the 2022 Notes outstanding. The tender offer is being made pursuant to an offer to purchase, dated today, and a related letter of transmittal and notice of guaranteed delivery. The tender offer will expire at 5:00 p.m., New York City Time, on July 5, 2017, unless extended or earlier terminated (the “Expiration Time”). Tendered 2022 Notes may be withdrawn at any time before the Expiration Time.

Holders that validly tender their 2022 Notes prior to the Expiration Time, or who deliver to the information agent a properly completed and duly executed notice of guaranteed delivery and subsequently deliver such 2022 Notes, each in accordance with the instructions described in the offer to purchase, will receive total cash consideration of $1,033.00 per $1,000 principal amount of 2022 Notes, plus any accrued and unpaid interest to, but not including, the settlement date, which is expected to be July 6, 2017, subject to satisfaction of the conditions to the tender offer.

The tender offer is conditioned upon, among other things, Belden’s successful completion of a proposed issuance (the “Notes Offering”) of debt securities in an aggregate principal amount of at least €400 million (equivalent to approximately $448 million as of June 26, 2017) on terms satisfactory to Belden. The tender offer is not conditioned on any minimum amount of 2022 Notes being tendered. Subject to applicable law, Belden may amend, extend or terminate the tender offer, and may waive conditions to the offer, in each case in its sole discretion. Belden currently intends to redeem or otherwise repurchase any 2022 Notes outstanding following the consummation of the tender offer that are not purchased pursuant to the tender offer; however, Belden has not determined the timing of any such redemption or repurchases and is under no obligation to redeem or repurchase any such 2022 Notes, and Belden expressly reserves the right to elect not to redeem or repurchase any such 2022 Notes for any reason, including general market conditions or other uses for its cash resources.

The tender offer is being made pursuant to the terms and conditions contained in the offer to purchase and related letter of transmittal and notice of guaranteed delivery, copies of which may be requested from the information agent for the tender offer, D.F. King & Co., Inc., by telephone at (888) 628-9011 (toll-free) or (212) 269-5550 (for banks and brokers only), or via the following web address: www.dfking.com/belden.

Persons with questions regarding the tender offer should contact the dealer manager for the tender offer, Deutsche Bank Securities Inc., by telephone at (855) 287-1922 (U.S. toll free) or (212) 250-7527 (call collect).

This news release does not constitute an offer to purchase or the solicitation of an offer to sell the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Belden

Belden Inc. delivers a comprehensive product portfolio designed to meet the mission-critical network infrastructure needs of industrial, enterprise and broadcast markets. With innovative solutions targeted at reliable and secure transmission of rapidly growing amounts of data, audio and video needed for today’s applications, Belden is at the center of the global transformation to a connected world. Founded in 1902, the company is headquartered in St. Louis and has manufacturing capabilities in North and South America, Europe and Asia.

Forward Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although Belden believes that the expectations reflected in the forward-looking statements are reasonable, Belden can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance and other factors, as discussed in filings with the Securities and Exchange Commission (“SEC”). Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed with the SEC, including Belden’s Annual Report on Form 10-K for the year ended December 31, 2016. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” Belden does not undertake any duty to update any forward-looking statement except as required by law.

Source: Belden Inc.

Belden Investor Relations

314-854-8054

Investor.Relations@Belden.com